Exhibit 99.1

News Release

Linda Harty Joins Wabtec Board of Directors

WILMERDING, PA, July 20, 2016 – Wabtec Corporation (NYSE: WAB) today announced that Linda Harty, vice president and treasurer of Medtronic plc, has been elected a director by Wabtec’s Board of Directors. Harty, 55, will serve on the Board’s Audit Committee and as a member of the class of directors whose term expires at Wabtec’s 2018 annual meeting.

“Linda will be a valuable contributor to Wabtec’s board and an asset to our management team,” said Albert J. Neupaver, Wabtec’s executive chairman. “She has a strong background in all finance and treasury functions in a variety of industries. In particular, we will benefit from her experience in disciplines such as tax and acquisitions.”

Harty, who joined Medtronic in 2010, is also a member of the Board of Directors of Parker Hannifin and serves as chair of the company’s Audit Committee. Prior to joining Medtronic, she held executive and management positions with Cardinal Health, RTM Restaurant Group, BellSouth, ConAgra and Kimberly-Clark.

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148